Exhibit 99.1

First Commonwealth Announces Retirement of John J. Dolan as President and CEO;

Board Appoints T. Michael Price as Interim President and CEO

Indiana, PA., December 5, 2011 — First Commonwealth Financial Corporation (NYSE:FCF) today announced that John J. Dolan will retire as President and Chief Executive Officer effective December 31, 2011. Mr. Dolan will also step down as a member of First Commonwealth’s Board of Directors and as an officer and director of First Commonwealth Bank, First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

The Board of Directors has appointed T. Michael Price as interim President and Chief Executive Officer of First Commonwealth Financial Corporation until a permanent successor for Mr. Dolan is named. Mr. Price currently serves as President of First Commonwealth Bank, a position he will continue to hold while serving as interim President and Chief Executive Officer. The Board intends to conduct a formal search for the President and Chief Executive Officer position and has engaged Korn/Ferry International to lead the search.

Mr. Dolan joined the organization in 1980. He served as Chief Financial Officer until 2007, when he was promoted to Chief Executive Officer. In summarizing his career, Mr. Dolan stated “I have been honored to be part of the growth and development of this organization, from 19 branches and $235 million in assets in 1980 to 112 branches and $5.7 billion in assets in 2011. I am also very proud of the level of service we continue to provide the communities we serve, even in these particularly challenging times. I want to thank every associate, past and current, for their friendship, camaraderie and contributions. Together we have taken the necessary steps to put First Commonwealth on sound footing for the future.”

“John has been crucial in the growth of the bank, helping to build our organization into a truly exceptional community bank in western Pennsylvania, with one of the strongest capital reserves in the region and an equally impressive management team,” said non-executive Chairman David S. Dahlmann of Mr. Dolan. “John has led this institution through extremely challenging times with unwavering focus and determination. He will be missed in the organization, but I am certain he will continue to be a visible member of the community going forward. He has our collective best wishes in his retirement.”

“We are also pleased to have someone of Michael’s caliber to lead the organization during this transition period,” Mr. Dahlmann continued. “His strong track record and knowledge of the business will enable us to execute our growth strategies in building for the future.”

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $5.7 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Contact:

Media:

Susie Barbour, Media Relations Supervisor

724-463-5618

Investor Relations:

Robert E. Rout, Executive Vice President and Chief Financial Officer

724-349-7220